Exhibit 2.1

                      Definitive Agreement

Between:

First party:  TransAmerican Holdings, Inc.
Its head office at 9601 Wilshire Blvd., Suite 620, Beverly Hills,
California 90210, United States of America.

Second party:  Dr. Hilmi Kaseem Al Turky.
Its head office at L'Emir Sultan Str. Nay Al Salama, Jedda,
Kingdom of Saudi Arabia.  And Mr. Saeb Al Houssary, residing at
Corniche Al Manara, near Lahoya Suite, Beirut, Lebanon.

Whereas the first party is a U.S. public company listed on the OTC Bulletin Board on Nasdaq and wishes to accept the offer in participating in a tourist project owned by the second party in Sahel Alma, Kesrwan, Lebanon.

And whereas the second party is a group that possesses a tourist project located in Sahel Alma, Kesrwas as per an agreement signed on July 18, 2002 and signed between engineer Assia Daher, in his capacity as General Manager of Daher for Engineering and Trade s.a.l. ("Company") and by proxy of Assia Youssef Jeiwan, as first party, and Mr. Saeb Wadih Al Houssary as second party, and both wish to cooperate with the first party according to the article below.

Whereas both parties had already signed a ("Letter of intent") for a contract dated July 2, 2002, where they agreed, especially in Article 3 of it to execute a detailed contract for the project of the second party.


                           Therefore,


It has been convened by mutual consent on the following:

First: The above-mentioned paragraphs are an integral part of this agreement and completes it.

Second: The second party engages according to the Letter of Understanding signed on July 2, 2002 linked to an original agreement signed on June 13th 2002 to perform the following:

               The second party, immediately upon signing the formal contract of its ownership of the tourist project, shall buy the shares of TransAmerican Holdings Inc. conditioned by the amount of ($300,000) Three Hundred Thousand U.S. Dollars.

               The first party, after examining and doing all required obligations as of the survey, the estimations and the conveyance deeds and after the second party buys the aforesaid shares mentioned in article 2, shall pay the amount of ($100,000) One Hundred Thousand U.S. Dollars as a down payment to buy 51% of the project, provided that it pays the remaining sum, which is ($2,100,000) Two Million One Hundred Thousand U.S. Dollars within three months of the date of signing the purchase deed and that the second party abides by its contracting obligations.

Third: After each party executes its obligations as agreed on the aforesaid paragraph, the ownership shares of the tourist project shall be distributed as follows:

               TransAmerican Holdings Inc.   51% First Party

               Dr. Hilmi Kaseem Al Turky
               and Mr. Saeb Al Houssary      49% Second Party

Fourth: The second party engages to manage the project and its activities at their full responsibility for ownership in the project.

Fifth: It is expressly agreed between both parties that the second party cannot sell or dispose or assign its shares in the ownership of the tourist project unless the whole tourist project is sold entirely with the consent of the first party. And every conduct contrary to this from the side of the second party shall be considered as a breach of the contract and shall lead to loss and damage rights to other party.

Sixth: Immediately after both parties commence ownership of the tourist project according to the shares described in article three of this agreement, the second party engages to achieve the project and equip it with furniture and make it ready to be a successful tourist place.

Seventh: The amounts required to complete the project, the equipment, the furniture and other, which are estimated to be ($1,000,000) One Million U.S. Dollars approximately can be provided from local or non-local financial resources or thought the company of the first party according to an independent agreement in writing signed by both parties.

Eighth: The second party manages the project at its full responsibility, provided that its management to the project be according to the laws and regulations in force, which govern the tourist projects. The second party engages to do its best in order to make the project successful and to achieve the foreseen aim of it and also to obtain all required permits from the official authorities.

Ninth: The second party have the right to hire the employees and workers without referring to the first party except for the General Manager and the Chief Auditor, their appointment requiring the written approval of the first party.

Tenth: The second party must abide by the legal accounting procedures and duly hold the accounting registers according to U.S. Generally Accepted Accounting Principles (GAAP) for all accounting and financial regulations. The second party is also obliged to pay all official financial dues, such as taxes, financial fees and municipality fees and others (on behalf of the company).

Eleventh:      The first party is entitled at any time and
               without any prior notice to examine all records and books of the project, and of all the accounting and to check them, and also check the works of the project. It can also check and examine the financial papers related to the project, the scriptures, and evidenced notices at any time, as well as it has the right to examine the accounts of income, expenses, cost, banks and agents accounts. The first party shall have the right to directly manage in the tourist project day to day operations in case of losses in the project or failures in the management and the accounting systems in order to remedy them and avoid further losses. In case losses are repeated for more than one year the first party is entitled to replace the board of management or to appoint a new competent management team in order to safeguard the rights of the parties and without any opposition of the second party.

Twelfth: Both parties have the right by mutual consent to make any amendments or modifications in the design or in the use or in building, and in works and that jointly.

Thirteenth:    It is expressly agreed between both parties that
               the benefits arising from managing the project shall be distributed between themselves each year at their respective shares in the ownership of the project, or the benefits shall be used by mutual consent to extend the project activities.

Fourteenth:    The second party shall provide to the first party
               with periodical statements and monthly reports within (15) days of month-end, about the project activities and the results.

Fifteenth:     The second party is not entitled to mortgage or
               secure its shares in the project to third parties neither can it borrow money from third parties or issue any guarantees or accept any charges or obligations without referring to the first party and take its written consent.

Sixteenth:     Periodical meetings are held between both parties
               one month or each three months in order to review and examine all the projects works, results and to treat any pending problems or to treat any problems that need decisions to be implemented.

Seventeenth:   Both parties can by a total and common agreement
               take the decision to sell or operate or
               transforming it in an investment entity or in any other producing entity that guarantees the interests of both parties.

Eighteenth:    If there are financial conditions obliging the
               first parties to sell all or part of its shares in the aforesaid project to third parties, then the first party must inform the second party by a registered written letter with acknowledgement of receipt, so that this letter has the priority upon others in buying according to contract prepared for this purpose.

Nineteenth:    The courts of the State of California, United
               States of America shall be competent authority to examine any conflict arising from the interpretation of any article of this agreement.

Twentieth:     This agreement was executed on two copies, one
               copy for each party, to be used whenever needed.


     First Party                        Second Party
----------------------------       -----------------------------
TransAmerican Holdings, Inc.
                                   /s/ Hilmi K. Al Turky
                                   _____________________________
/s/ Najib Choufani                 Dr. Hilmi Kaseem Al Turky
________________________
Najib Choufani
                                   /s/ Saeb Al Houssary
                                   _____________________________
                                   Mr. Saeb Al Houssary